PROSPECTUS SUPPLEMENT NO. 1 FILED PURSUANT TO RULE 424(B)(3)
         TO PROSPECTUS DATED DECEMBER 4, 2001 REGISTRATION NO. 333-74496

                           IBIZ TECHNOLOGY CORPORATION

                       300,000,000 shares of common shares


     This prospectus supplement relates to the resale by the selling stockholder of up to 300,000,000 shares of common stock.

     This  prospectus   supplement  should  be  read  in  conjunction  with  the
prospectus dated December 4, 2001, which is to be delivered with this prospectus supplement.


                            Selling Security Holders

     The following table lists the selling security holders, the number of shares of common stock held by each selling security holder as of the date hereof, the number of shares included in the offering and the shares of common stock held by each such selling security holder after the offering. The shares included in the prospectus are issuable to the selling security holders upon conversion of the debentures or the exercise of warrants.

-------------------- --------------- ------------- --------------- ------------ ---------- -------------
                                        Total
                                      Percentage
                      Total Shares    of Common                                 Percentage  Amount of
                       of Common        Stock,                      Beneficial  of Common     Common
                         Stock         Assuming      Shares of       Ownership  Stock      Stock Owned
       Name          Issuable Upon       Full       Common Stock    Before the  Owned         After
        (5)          Conversion of    Conversion    Included in      Offering   Before       Offering
                       Notes (4)         (4)       Prospectus (1)       (4)      Offering      (4)
-------------------- --------------- ------------- --------------- ------------ ---------- -------------
Laurus Master            29,914,861        21.85%  43,902,899        5,620,066      4.99%            --
Fund, Ltd. (2)
-------------------- --------------- ------------- --------------- ------------ ---------- -------------
Keshet L.P.(2)           24,201,390        18.45%  31,548,194        5,620,066      4.99%            --
-------------------- --------------- ------------- --------------- ------------ ---------- -------------
The Keshet Fund,         27,124,122        20.22%  33,403,970        5,620,066      4.99%            --
L.P.(2)
-------------------- --------------- ------------- --------------- ------------ ---------- -------------
Esquire Trading &        30,574,833        22.22%  23,982,813       11,876,401      9.99%            --
Finance, Inc.(3)
-------------------- --------------- ------------- --------------- ------------ ---------- -------------
Celeste Trust            19,656,667        15.52%  17,153,557       11,876,401      9.99%            --
Reg.(3)
-------------------- --------------- ------------- --------------- ------------ ---------- -------------
Lites Trading,           62,500,000        36.87%  98,974,725        5,620,066      4.99%            --
Co.(2)
-------------------- --------------- ------------- --------------- ------------ ---------- -------------
Talbiya B.               54,650,000        33.81%  51,033,843        5,620,066      4.99%            --
Investment(2)
-------------------- --------------- ------------- --------------- ------------ ---------- -------------
TOTAL                    248,621,873               300,000,000                                       --
-------------------- --------------- ------------- --------------- ------------ ---------- -------------

     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the debentures and exercise of the debenture warrants is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Because the number of shares of common stock issuable upon conversion of the convertible note is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time.

(2) The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. As a result of the contractual agreement not to exceed 4.99% beneficial ownership, the selling shareholder does not believe it is a control person as defined in the Securities Exchange Act of 1934 or is required to file a Schedule 13D.


(3) The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock.

(4) Assumes a conversion price of $.012 per share.

(5) Assumes that all securities registered will be sold.

(6) The following chart discloses the principal(s) of each selling security holder that is an entity and the person(s) with investment and dispositive power:


                                                                       Investment/dispositive
Security Holder                             Principal                  authority
---------------                             ---------                  ----------------------

Laurus Master Fund, Ltd.                    David Grin                 David Grin

                                            Eugene Grin                Eugene Grin

Keshet L.P.                                 Abraham Grin               John Clark

The Keshet Fund, L.P.                       Abraham Grin               John Clark

Esquire Trading & Finance, Inc.             Gisella Kindel             Gisella Kindel

Celeste Trust Reg.                          Thomas Hackl               Thomas Hackl

Lites Trading                               Pablo Javier Espino        Pablo Javier Espino
                                            Aida May Biggs             Aida May Biggs
                                            Adlina M de Estribi        Adlina M de Estribi

Talbiya B. Investment                       John Clark                 John Clark

                         ------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

           The date of this Prospectus Supplement is February 5, 2002.